Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mylan N.V. of our reports dated March 2, 2015 (June 11, 2015 as to Note 14), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Mylan N.V. dated June 11, 2015.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

September 14, 2015